UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

OPKO Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd. Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 575-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 8, 2013, OPKO Health, Inc., a Delaware corporation (the “Company”) and OPKO IP Holdings, Inc. a limited company organized under the laws of Cayman Islands, an indirect wholly-owned subsidiary of the Company (the “Buyer”), entered into a share purchase agreement (the “Purchase Agreement”) with Cytochroma Inc., a corporation organized under the laws of Ontario (the “Seller”), Cytochroma Holdings ULC, an unlimited liability company organized under the laws of Alberta (“Holdings”), Cytochroma Canada Inc., a corporation organized under the laws of Canada (together with Seller and Holdings, the “Seller Parties”), Cytochroma Development Inc., a corporation organized under the laws of Barbados (“Development”), Proventiv Therapeutics, LLC, a Delaware limited liability company (“Proventiv”), and Cytochroma Cayman Islands, Ltd., a limited company organized under the laws of Cayman Islands (“Cayman Newco”).

Pursuant to the Purchase Agreement, the Buyer will purchase from the Seller the issued and outstanding equity securities of Cayman Newco and Proventiv for $100.0 million, which will be paid in shares of the Company’s common stock, par value $0.01 per share, (the “Common Stock”) based on the volume-weighted average price per share of the Company’s Common Stock as reported on the New York Stock Exchange (“NYSE”) for the ten trading days immediately preceding the date of the Purchase Agreement, or $4.874 per share (the “Stock Consideration”). In connection with the Purchase Agreement, the Company expects to issue 20,517,030 shares of the Company’s Common Stock to the Seller Parties at the closing.

In addition, the Purchase Agreement provides for the payment of up to an additional $190.0 million to the Seller Parties in cash or additional shares of the Company’s Common Stock, at the Buyer’s election, upon the achievement of certain milestones relating to development and annual revenue (the “Milestone Consideration”). If the Company elects to pay any portion of the Milestone Consideration in shares of the Company’s Common Stock, the amount of shares to be issued will be based on the volume-weighted average price per share of the Company’s Common Stock as reported on the NYSE or any other exchange system or market quotation system on which the Company is then listed for the ten trading days immediately preceding: (i) the milestone being achieved in the case of development milestones; or (ii) the earlier of the completion of the audit of the Company’s financial statements or the 105th day after the end of the applicable calendar year in the case of revenue milestones. In certain circumstances, the payment of the Milestone Consideration shall be made by the Company in cash, including if payment in shares of Company Common Stock would trigger an obligation to obtain the approval of the Company’s shareholders under applicable securities laws or NYSE regulations. In addition, the Company has the ability to off-set the payment of any Milestone Consideration by the amount of potential Company indemnity claims under the Purchase Agreement.

The Stock Consideration and any of the Milestone Consideration which the Company elects to pay in shares of the Company’s Common Stock will be issued in reliance upon an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties. The transaction is expected to close during the first quarter of 2013.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be reported under this Item is incorporated by reference from Item 1.01 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On January 8, 2013, the Company issued a press release announcing that it entered into the Purchase Agreement. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On January 8, 2013, the Company posted a presentation on its website (www.opko.com) regarding Cytochroma. A copy of the presentation is furnished as Exhibit 99.2.

The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of the Company, dated January 8, 2013
99.2	Seller Corporate Presentation January, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

Date: January 9, 2013	By:	/s/ Juan F. Rodriguez
	Name:	Juan F. Rodriguez
	Title:	Senior Vice President- Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company, dated January 8, 2013
99.2	Seller Corporate Presentation January, 2013

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